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                                                                    Exhibit 21.1


                           SUBSIDIARIES OF REGISTRANT

Lantronix International AG Switzerland      Switzerland
         Lantronix Europe GmbH              Germany
         Lantonix Deutschland GmbH          Germany
         Lantronix UK Ltd.                  United Kingdom
         Lantronix Netherlands B.V.         Netherlands

United States Software Corporation          United States

Lantronix Hong Kong Ltd.                    Hong Kong

Lantronix Australia Pty. Ltd.               Australia

Japan Lantronix K.K.                        Japan

Stallion Pty                                Australia
         Stallion Inc.                      United States